Command Center Changes Name to HireQuest, Inc.

Company to Trade on Nasdaq Under New Ticker: HQI

GOOSE CREEK, South Carolina – September 9, 2019 – Command Center, Inc. (Nasdaq: CCNI), a national provider of on-demand and temporary staffing solutions, today announced it has received Nasdaq approval to continue its Nasdaq listing under the name HireQuest, Inc. and to trade its common stock under a new ticker symbol. Effective September 11, 2019, at the opening of trading, the Company will trade on Nasdaq as HireQuest, Inc., under the ticker “HQI”. Command Center and Hire Quest Holdings, LLC completed their merger in July of this year, and the name and ticker changes are part of a corporate and franchise rebranding strategy by the company. Also effective September 11, Command Center will change its state of incorporation from Washington to Delaware, and its corporate name will become HireQuest, Inc. (“HireQuest”). These actions were approved by shareholders at the company’s 2019 Annual Meeting of Shareholders on July 10, 2019.

“While Hire Quest has traditionally operated under the names Trojan Labor and Acrux Staffing, we see the culmination of the merger with Command Center as the opportune time to place all operations under the common banner of HireQuest,” commented Rick Hermanns, the company’s president and chief executive officer. “We are confident this name will quickly become recognized throughout the industry as a provider of quality staffing services and good employment opportunities.”

About HireQuest

HireQuest, Inc. provides back-office and operational support for HireQuest Direct and HireQuest franchised branch locations across the United States. Through its nationwide network of more than 146 franchised and company-owned branch offices in 31 states and the District of Columbia, the Company provides employment annually for approximately 85,000 field team members working for thousands of customers, primarily in the areas of construction, light industrial, manufacturing, hospitality, and event services. For more information, visit www.hirequestllc.com.

Important Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks, including, but not limited to, national, regional and local economic conditions, the availability of workers’ compensation insurance coverage, the availability of capital and suitable financing for the company’s activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in our most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, copies of which are available on our website at www.commandonline.com and the SEC website at www.sec.gov. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Company Contact:	Investor Relations Contact:
HireQuest, Inc.	Hayden IR
Cory Smith, CFO	Brett Maas
(866) 464-5844	646-536-7331
Email: cory.smith@commandonline.com	Email: brett@haydenir.com